Exhibit 5.2

December 9, 2013

Dynegy Inc.

Dynegy Operating Company

Dynegy Power Marketing, LLC

Illinova Corporation

601 Travis, Suite 1400

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Dynegy Operating Company, a Texas corporation (“DOC”), Dynegy Power Marketing, LLC, a Texas limited liability company (“DPM”), and Illinova Corporation, an Illinois corporation (“Illinova” and, together with DOC and DPM, the “Non-Delaware Guarantors”), in connection with the offer (the “Exchange Offer”) by Dynegy Inc., a Delaware corporation (“Dynegy”), to exchange up to $500,000,000 aggregate principal amount of its 5.875% Senior Notes due 2023 (the “Exchange Notes”) for any and all of its outstanding 5.875% Senior Notes due 2023 (the “Old Notes”) pursuant to a registration statement (the “Registration Statement”) on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof.  The Old Notes were issued and the Exchange Notes are to be issued under the indenture dated as of May 20, 2013 (the “Indenture”) among Dynegy, certain subsidiary guarantors (including the Non-Delaware Guarantors) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”).  At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

We have examined such certificates of public officials and certificates of officers of the Non-Delaware Guarantors, and the originals (or copies thereof, certified or otherwise identified to our satisfaction) of such corporate documents, records, agreements and instruments of the Non-Delaware Guarantors, and such other documents, records, agreements and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Non-Delaware Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established.

We have assumed the genuineness of signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the subsidiary guarantees of the Non-Delaware Guarantors remain the valid and legally binding obligations of the Non-Delaware Guarantors, enforceable against the Non-Delaware Guarantors in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

Our opinions set forth herein are limited to the laws of the State of New York, the State of Texas and the State of Illinois, and we do not express any opinion herein concerning any other laws.

We express no opinion as to any matter or any entity other than as set forth herein, and no such other opinion may be inferred or implied herefrom.  The opinions set forth in this letter are effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereinafter may be brought to our attention.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement.  We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Locke Lord LLP